Exhibit 10.1

EXHIBIT PROMOTER AGREEMENT

THIS EXHIBIT PROMOTER AGREEMENT ("Agreement") dated October 13, 2014 (the "Effective Date"), is made by and between Broadway Video Entertainment, Inc. d/b/a Broadway Video Enterprises ("BV"), with an address at 30 Rockefeller Plaza, 54th Floor, New York, NY 10112, and Premier Exhibition Management, LLC (“PEM”, or “Promoter”), a Florida limited liability company, with an address at 3340 Peachtree Road, NE, Suite 900, Atlanta, GA 30326, regarding the touring walk-through themed exhibition presently entitled "Saturday Night Live" to take place in various venues worldwide. BV and Promoter may also each be referred to herein individually as a "Party," and collectively as the "Parties."

In consideration of the mutual undertakings contained herein, and for other good and valuable consideration, BV and Promoter hereby agree as follows:

1.	Engagement of Services.

(a)
BV hereby engages Promoter as the “Exclusive” (as defined below) promoter of the "Exhibit" (as defined below) during the Term and in the Territory, and subject to the limitations contained herein, Promoter shall have the right to produce, present, advertise and promote the Exhibit utilizing the “Property” and “Trademarks” (as defined below) within the Territory solely at certain Approved Venue(s) during the Term. As used herein, the term "Exhibit" shall mean a touring museum-quality walk-through entertainment themed exhibition and entertainment experience based upon the characters, stories, programs, cast, creators and visual representations from the television series entitled "Saturday Night Live".  “Trademarks" shall mean the “Saturday Night Live” (U.S. reg. no. 1220329)  and “SNL” (U.S. reg. no. 3264238)  name and logo, and “Property” shall mean related property, including characters, assets and materials, associated with the “Saturday Night Live” television series as expressly pre-approved and cleared by BV with all necessary permissions and releases for use by Promoter.  Subject to BV’s written pre-approval on a case-by-case basis, Promoter may also include certain “NBC” trademarks and logos as part of the Exhibit.

(b)
BV agrees that, for the duration of the Term, Promoter shall have access to the pre-existing set materials and physical assets listed on Schedule A at no additional cost to Promoter, subject to Paragraph 11(a)(iv).   For the sake of clarification, Promoter shall negotiate and contract directly with all carpenters, writers and/or other professionals to the extent Promoter desires to utilize their services in connection with the development and production of the Exhibit.

(c)
The Parties hereby grant each other a non-exclusive, non-transferable, royalty-free, limited license to use, display and otherwise distribute each of the other Party’s trademarks, service marks, logos, or trade names solely in connection with each Party’s promotion obligations hereunder, if any; provided, however, that such marks shall be used, displayed and otherwise distributed only in a form and manner as has been specifically approved in advance by the party owning such mark.   All use of the other party’s marks shall inure to the benefit of the owner of such marks.

(d)
Other than as set forth herein, Promoter hereby acknowledges and agrees that Promoter shall not by virtue of this Agreement or otherwise acquire any rights in the Property and/or the Trademarks.  BV acknowledges that all materials developed solely by Promoter shall remain the property of Promoter (the “Promoter Property”).  Notwithstanding the foregoing, Promoter shall not use any Promoter Property after the termination of this Agreement if such Promoter Property cannot be utilized without the use of the Trademarks or Property, including but not limited to any audio visual content or other materials that refer to or are otherwise associated with “Saturday Night Live”, and BV shall have access to and the right to exploit such “Saturday Night Live”-related materials upon termination of this Agreement.   Notwithstanding the foregoing, in the event that after termination of this Agreement, BV wants to exploit  Promoter Property or any unique design elements that have been developed by Promoter specifically for the Exhibit (i.e., exhibit lay out and flow) in connection with a touring museum-quality walk-through “Saturday Night Live” themed exhibition not produced by Promoter, BV and the Promoter shall negotiate a license for the rights to such Promoter Property and design elements in good faith.

(e)
Notwithstanding any other provision in this Agreement, the license and rights granted to Promoter under this Agreement with respect to the Exhibit are Exclusive.  “Exclusive” shall mean that each of Promoter and BV, and their respective owners, affiliates and subsidiaries, shall not, either alone or in concert with others, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder (except as a less than 5% stockholder of any publicly traded company), investor, corporate officer, director or in any other individual or representative capacity, engage or participate in, or authorize any other party (with the exception of the project already under discussion at Universal Theme Parks) to engage in or participate in, the promotion and/or production of any exhibition based upon the Property and utilizing substantially similar materials as the Exhibit during the Term anywhere in the Territory.

2.
Term.  The term of this Agreement (the "Term") shall commence upon the date hereof and shall end on the earlier of February 15, 2020 or the fifth (5th) anniversary of the date the Exhibit opens in the first Approved Venue, which shall be in New York City, NY (the “Initial NYC Tour Event”).  Promoter shall use best efforts to open the Initial NYC Tour Event to the public on or before February 15, 2015.

(a)
Promoter acknowledges and agrees that the Initial NYC Tour Event must be open to the public on or before June 1, 2015, as a material condition of this Agreement.  In the event the Initial NYC Tour Event is not open to the public on or before June 1, 2015, Promoter shall have thirty (30) days to cure such delay (i.e., the Initial NYC Tour Event must be open to the public in New York City, NY no later than July 1, 2015).  In the event the Initial Tour Event is not open to the public by July 1, 2015, Promoter shall either (a) terminate this Agreement and pay all remaining portions of the Advance required by Section 9(a)(2) herein or (b) pay all remaining portions of the Advance required by Section 9(a)(2) herein plus an additional Two Hundred Fifty Thousand USD (US$250,000.00), in which case Promoter shall have an additional ninety (90) days to open the Initial Tour Event.  In the event the Initial Tour Event is not open to the public by the end of the additional ninety day period (October 1, 2015), such failure to open shall be deemed an “Event of Default” by Promoter as defined in Paragraph 14, and BV shall have the right to terminate this Agreement. In such case BV’s damages for such Event of Default shall be limited to payment of the Advance and delivery to BV of all elements produced or delivered to Promoter for the Exhibit, and BV shall not be entitled to additional damages as a result of the breach.

(b)
Promoter acknowledges and agrees that it is a material condition of this Agreement that Promoter shall have at least one (1) Tour Event of the Exhibit open to the public during the Term.  In the event that during the Term, at least one (1) Tour Event is not open to the public for a consecutive three (3) month period or more, Promoter shall have forty-five days to cure such material breach (i.e., a Tour Event must be opened to the public within such forty-five days) or such breach shall be deemed an “Event of Default” by Promoter, and BV shall have the right to terminate this Agreement.

(c)
In the event that the Exclusive rights granted to Promoter herein are made available by BV in the Territory for the five (5) year period immediately following the end of the Term, BV shall negotiate exclusively and in good faith with Promoter for the acquisition of such Exclusive rights for a sixty (60) day period commencing upon notice of availability. If at the end of the sixty (60) day negotiation period the parties have not reached an agreement, BV shall be free to license such rights to a third party with no further obligation to Promoter.

3.
Territory.  The territory of this Agreement (the "Territory") shall be the United States and its territories and protectorates, provided that the Exhibit shall only take place at certain venues, selected by Promoter and approved in writing by BV, which approval by BV shall not be unreasonably withheld or delayed) which are located in the Territory (each, an “Approved Venue”).  Promoter acknowledges and agrees that the first Approved Venue shall be New York City, NY, subject to Paragraph 2(a).

4.	Promoter's Obligations. Promoter's services as Exclusive producer and promoter of the Exhibit ("Promoter's Obligations") shall include:

(a)	All services typically and/or customarily provided by professional, first class event promoters of events similar to the Exhibit, including, without limitation:

(i)	booking and promoting the Exhibit throughout the Term either independently or in conjunction with local and/or regional promoters;

(ii)	obtaining permits and otherwise interfacing with governmental authorities in connection with the presentation, advertising and promotion of the Exhibit;

(iii)	arranging security in connection with the Exhibit;

(iv)	advertising, marketing and promoting the Exhibit;

(v)	selling tickets and admissions to the Exhibit ("Ticket Sales"),

including, without limitation, premium ticketing and corporate and similar package sales which include admissions to the Exhibit;

(vi)	employing and training all staff required for the Exhibit, including, without limitation, personnel as ticket takers, operators, ushers, escorts and, if applicable, performers in the Exhibit;

(vii)	supervising and providing labor to unload, set-up and strike the Exhibit, including, without limitation, all components thereof;

(viii)	providing transportation and accommodations (along with

personal appearance fees), as required and as approved in advance by Promoter, for special guests (such as actors providing publicity for the Exhibit), and transportation and storage for materials;

(ix)	securing all necessary consents and clearances in connection with the Exhibit prior to the opening of each particular Exhibit; and

(x)	repair and maintenance of all costumes, props, artwork and other assets and elements of the Exhibit.

(b)
The negotiation and administration of a merchandise agreement with Premier Merchandising, LLC, an affiliate of Promoter, (the "Merchandise Agreement"), pertaining to the manufacture, distribution and/or sale of merchandise based on or utilizing the elements of the Property, Trademarks and/or Exhibit, subject to the approval of BV as provided in Paragraph 8 herein.

(c)
The negotiation and administration of all venue agreements, sponsorship agreements, and other agreements with one or more third party vendors in connection with all other pre-approved revenue-generating components of the Exhibit.

(d)	The Promoter's Obligations shall be performed in coordination with BV.

(e)
Without limiting the foregoing, as part of Promoter's Obligations hereunder, Promoter shall be solely responsible for funding all costs and expenses which are incurred after the Effective Date in connection with mounting, operating, advertising, promoting and maintaining the Exhibit, including, but not limited to funding all costs and expenses associated with the construction of the Exhibit sets, retail areas, advertising and publicity for the Exhibit and all venue-related expenses (i.e., insurance, security, staffing, transportation, storage. utilities, etc.) and transport of any items created in connection with the Exhibit and/or any props, costumes, artwork and other assets loaned by BV or any other persons or entities in connection with the Exhibit as well as any fees, residuals or other sums payable to any guilds or union which might have jurisdiction over the Exhibit.  Promoter shall not deduct and/or offset any such costs and expenses incurred in connection with the Exhibit or otherwise, except as otherwise specifically set forth herein.

Notwithstanding the foregoing, whereas as of the Effective Date, the fees, residuals and other sums potentially payable to the guilds and unions which might have jurisdiction over the Exhibit (collectively, the "Union Costs") are not calculable, the parties hereby acknowledge and agree that in the event the Union Costs exceed US$200,000.00 during the Term, BV shall be responsible for paying the portion of such Union Costs exceeding US$200,000.00 in accordance with the requirements of the guilds and unions.  The portion of the Union Costs over US$200,000.00 and less than US $400,000.00 paid by BV shall be deducted from the recoupable portion of the Advance (for example, if the Union Costs total US$300,000.00 so that BV pays US$100,000.00 of the Union Costs, US$100,000.00 shall be deducted from the recoupable portion of the Advance so that Promoter shall be entitled to recoup only US$900,000.00 of the US$1,000,000.00 Advance from the BV Royalty).  BV shall be solely responsible for any portion of the Union Costs in excess of US$400,000.00, and shall not be entitled to any adjustment to the recoupable portion of the Advance, or to any other form of recoupment, for such costs.

5.	Marketing and Sponsorship.

(a)
On an annualized basis, Premier will allocate and spend Seven and One-Half Percent (7.5%) of the Exhibit’s projected gross revenues to market and promote the Exhibit during each year of the Term, such marketing costs to be non-recoupable from any royalties or other payments payable to BV under this Agreement.

(b)
Promoter shall market, promote, publicize and advertise the Exhibit at, and in the geographic area around, each Approved Venue in an effort to maximize attendance by the general public. Promoter shall be solely responsible for all of the costs and expenses associated with the marketing, promoting, publicizing and advertising the Exhibit at each particular Approved Venue.

(c)
BV and Promoter shall each have the nonexclusive right to seek agreements with third parties for the exploitation of promotional tie-ins relating to the Exhibit (the “Sponsorship Agreements”); provided, however, that such third parties and the terms of any agreement between such third parties and Promoter shall be subject to BV’s prior approval (which shall not be unreasonably withheld or delayed).

6.	Approvals.

(a)
All operational aspects of the Exhibit throughout all stages of development and production, from initial concept to final execution, shall be under the direction of Promoter, but the overall design and all creative elements, including but not limited to text and Property included as part of Exhibit shall be subject to BV’s prior written approval, which approval may not be unreasonably withheld or delayed.

(b)
All advertising, publicity, and promotional materials created (or caused to be created) by or for Promoter in connection with the Exhibit, including all signage at or for the Exhibit and any press releases and marketing material in connection therewith (all collectively "Promotional Material") shall be under the direction of Promoter but subject to written pre-approval by BV. Promoter shall make no press release, public statements, or announcements of any kind about the Exhibit, except to the extent required by law, without the written prior approval of BV, which approval shall not be unreasonably withheld or delayed. Upon Promoter's receipt of written notification from BV that the samples for a particular Promotional Material have been approved, Promoter may and shall proceed to use such Promotional Material, in the same form as the samples submitted by Promoter and in accordance with the marketing plan for the Exhibit.

(c)
All uses of the Property or the Trademarks in connection with any web site or on-line activity shall be subject to BV’s prior written approval (which shall not be unreasonably withheld or delayed). Further, Promoter shall not use any names or titles associated with or derived from the Property or Trademarks (e.g., Saturday Night Live or SNL) in any URL or domain name for any web site activity or register any such URL or domain name without first obtaining BV’s prior written approval in its sole and absolute discretion as to each proposed use.

(d)
Promoter shall, in a timely manner and in sufficient time for review and consideration, submit to BV all materials or matters requiring BV’s approval relating to the Exhibit. All submissions for approval shall be delivered to BV by mail, personal delivery or email BV’s address or email address as follows (or to any address or fax number as may be designated by BV after the date of this Agreement):

BV:	Broadway Video Entertainment, Inc.
30 Rockefeller Plaza, 54th Floor
New York, NY 10112
Attn: Britta Von Schoeler
Email:  Bvonschoeler@broadwayvideo.com

All such submissions shall be made prior to any use thereof, or public disclosure thereof, by or on behalf of Promoter. Any submission not approved or disapproved in writing by BV within fourteen (14) days shall be deemed not approved.

7.	Operation of the Exhibit.

(a)
In connection with Promoter's Obligations regarding the operation of the Exhibit at the Approved Venues, Promoter shall comply with applicable laws, regulations and ordinances of the local municipal and/or state authority in which the Approved Venue is located, including without limitation, in connection with obtaining such permits or licenses, as may be required by a competent authority for the operation of the Exhibit at any Approved Venue.

(b)
Promoter shall expend the sums necessary for the physical construction and development (and, where applicable, the refurbishment) of the Exhibit in order to make it a first class exhibit. Promoter shall ensure that the Exhibit will be adequately staffed and equipped at all times.

(c)	Promoter shall construct the Exhibit as a production and presentation of a touring walk-through entertainment exhibition relating to the Property.

(d)
Promoter shall keep the Exhibit open to the public (upon payment of any applicable admission fee) during normal operational hours of the Approved Venue, subject to shutdown or interruption due to severe weather conditions, natural calamities, technological difficulties, celebrity events, or unforeseen circumstances.

(e)
Promoter shall not exhibit any motion pictures or television programs comprising the Property, in whole or in part, in any manner or by any means, in connection with the Exhibit, except for such clips and other audio-visual materials as have been previously approved or licensed for use specifically in connection with the Exhibit.

8.	Merchandising.

(a)
During the Term and in the Territory, Promoter’s affiliated merchandising company (the “Merchandise Company”) shall have the non-exclusive right to manufacture, or cause to have manufactured, distribute, sell, advertise and promote certain items of merchandise based on or utilizing the approved elements of the Property or the Trademarks, and the exclusive right (subject to BV’s written pre-approval on a product-by-product basis) to manufacture, or cause to have manufactured, distribute, sell, advertise and promote certain items of merchandise based on the Exhibit which is specifically themed and expressly associated with the Exhibit (the "Licensed Articles").  The Merchandise Company agrees to consult with BV in conjunction with the overall merchandise plan and online merchandise store design, and the design and use of the Trademarks and Property on the Licensed Articles and in connection with any packaging and/or promotional materials for the Products must be pre-approved in writing by BV. Merchandise Company shall pay all costs of goods sold for the Licensed Articles, including shipping and warehousing, and shall pay the costs of labor at the merchandise store.  Merchandise Company shall be permitted to sell Licensed Articles at the Approved Venues and on the online merchandise store for the Exhibit (the “Distribution Channels”).

(b)
Promoter shall have the right to purchase additional licensed merchandise from authorized licensees of BV for sale at the Exhibit ("Other Licensed Merchandise").  For the sake of clarification, Promoter shall negotiate and contract directly with BV’s authorized licensees separately regarding the quantity and price of any Other Licensed Merchandise.  BV shall use reasonable commercial efforts to aid Promoter in obtaining per unit discounts off of the wholesale price for such units of Other Licensed Merchandise at the following rates for each of BV’s authorized licensees:

Per Unit Discount	1-99 units	100-249 units	250-499 units	500-999 units	1000+ units
Discount off of wholesale price	50%	55%	60%	65%	70%

(c)
Souvenir photo concessions created at the Exhibit ("Exhibit Photo Concessions") may be offered for sale and sold at the Exhibit to persons visiting the Exhibit and shall be treated as Licensed Article sales under this Agreement.

(d)
The Standard Terms and Conditions annexed hereto constitute part of this Agreement and are hereby incorporated by reference in connection with this Paragraph 8.  To the extent that there is any inconsistency between this Agreement and the Standard Terms and Conditions, this Agreement shall govern.

9.	Allocation of Revenues.

(a)
For the purposes of this Agreement, the term "Gross Receipts" shall be defined as all gross revenues received by the Parties in connection with each Exhibit, including, without limitation, gross revenues earned in connection with (i) Ticket Sales less credit card fees, taxes and returns, and (ii)  any other monies or revenue earned or received by Promoter in connection with the presentation, exploitation or exhibition of Exhibit and  the Property and/or the Trademarks, other than Sponsorship Revenues or Adjusted Merchandise Revenues as further defined below.

(i)
BV shall be paid a royalty of (i) ten percent (10%) of Gross Receipts from $0 to $10,000,000, plus (ii) twelve and a half percent (12.5%) of Gross Receipts from $10,000,001 to $20,000,000,  plus (iii) fifteen percent (15%) of Gross Receipts over $20,000,000 (the “BV Royalty”).

(ii)
Promoter shall pay to BV a recoupable advance on BV Royalty in the amount of $1,000,000 (the “Advance”), payable according to the following schedule:  25% on or before November 1, 2014; 25% on or before December 31, 2014; 25% on or before June 15, 2015; and 25% on or before December 15, 2015. For the sake of clarification, the Advance shall be recoupable solely from the BV Royalty.

(b)
The term “Sponsorship Revenues” shall be defined as all gross receipts received by the Parties in connection with Sponsorship Agreements less the third party actual out of pocket costs of fulfilling such Sponsorship Agreements.  BV shall be paid fifty percent (50%) of Sponsorship Revenues (“BV Sponsorship Royalty”).

(c)
The term “Adjusted Merchandise Revenues” shall be defined as all gross receipts received by Merchandise Company in connection with sales of the Licensed Articles less credit card fees, taxes and returns.   BV shall be paid ten percent (10%) of the Adjusted Merchandise Revenues (“BV Merchandise Royalty”).

(d)	The BV Royalty, BV Sponsorship Royalty, and BV Merchandise Royalty shall not be cross-collateralized with each other.

10.	Accounting by Promoter and Audit by BV.

(a)
The term “Tour Event” shall mean the operation of an Exhibit at an Approved Venue until its closure.  Within fifteen (15) days after the end of each month of Tour Event, commencing with the opening of the Exhibit at the initial Approved Venue and continuing until the last day of the Exhibit at the last Approved Venue, Promoter shall provide BV with a statement, in such detail as shall be reasonably satisfactory to BV, in respect of Ticket Sales and other revenues received by Promoter during the preceding month and the amount of all Gross Receipts for such sales.

(b)
Promoter shall provide BV within thirty (30) days after the end of each calendar quarter (the “Royalty Period”) with a cumulative statement, in such detail as shall be reasonably satisfactory to BV, in respect of all revenues received by Promoter during the Royalty Period, including without limitation Gross Receipts, Ticket Sales, the sale of Licensed Articles, and Sponsorship Revenues.  Said statements shall be furnished to BV whether or not BV has earned any royalties during the Royalty Period.  Statements shall be in a form reasonably acceptable to BV.  The amount due BV for the Royalty Period shall be paid simultaneously with the submission of such statement.

(c)
Promoter shall maintain accurate and complete books and records concerning Ticket Sales, Gross receipts, Sponsorship Revenues, Adjusted Merchandise Revenues, and other revenues received by Promoter, including any back-up documentation relating thereto, throughout the Term and for two (2) years thereafter. Upon reasonable notice in advance by BV, BV or its certified public accountant or other authorized representative may examine such books, records and documents during normal business hours. If it is determined that any payment due hereunder has not been made to BV, or that the amount due BV has been underpaid and the amount of such discrepancy is five percent (5%) or more of the amount due to BV, then in addition to BV’s other rights and remedies, the full unpaid amount, plus interest accrued thereon since the original date due at the rate of ten percent (10%), plus any out-of-pocket fees actually incurred by BV for the particular audit shall become immediately due and payable by Promoter to BV.

(d)
In connection with the payment by Promoter of any taxes chargeable in connection with Gross Receipts received by Promoter, including, without limitation from Ticket Sales, upon request by BV, Promoter shall supply BV with any and all documentation relating to the payment of such taxes. If Promoter is obligated to pay to a competent authority any withholding or other taxes from any monies otherwise due to BV hereunder, Promoter shall supply to BV any documentation required or reasonably requested by BV to obtain a release of such withheld monies to BV, as applicable.

11.	Representations, Warranties and Additional Obligations.

(a)	Promoter represents, warrants, and covenants to BV that:

(i)
Promoter shall use its commercially reasonable efforts (in accordance with Promoter's recent past practices in connection with traveling exhibits) to promote, market and advertise the Exhibit so as to maximize sales of admissions to the Exhibit, and shall arrange for pre-sales of tickets at the Approved Venues, and through other media.

(ii)	Promoter shall arrange for security for each Tour Event.

(iii)
For all areas of the Approved Venues for the duration of each Tour Event, Promoter shall provide well-trained staff in sufficient numbers, manage such staff, and cause such staff to comply with any and all reasonable instructions supplied by BV related to materials provided by BV. Promoter shall be solely responsible for the payment of any compensation payable to such staff, including, without limitation, payment and withholding of all payroll and other taxes imposed upon or determined by such compensation, and compliance with applicable workers and unemployment compensation laws, occupational disease and temporary disability laws, and shall fully indemnify and hold harmless BV and any parent, subsidiary or affiliated company of any of the foregoing in respect of such payments and responsibilities in accordance with the indemnity provisions herein below.

(iv)
BV will use reasonable efforts to secure any clearances, releases, and other permissions or licenses with performers, writers, directors, composers, musicians and/or other persons which may be required for the use of the selected proposed Property in connection with the Exhibit.  Promoter shall pay all costs and expenses incurred in connection with any such clearances, fees and/or other compensation payable to performers, writers, directors, composers, musicians and/or other persons which may be required in connection with the Exhibit, including any fees, residuals or other sums payable to any guilds or union which might have jurisdiction over the Exhibit.  Promoter acknowledges and agrees that while BV will be able to obtain the necessary permissions and releases to the majority of the proposed Property selected by Promoter, BV does not represent and warrant that it will be able to obtain the necessary permissions and releases to all of the proposed Property selected by Promoter.

(b)	BV represents, warrants and covenants to Promoter that:

(i)
BV owns or has the exclusive right to loan all of the assets listed in Schedule A and has the right to loan the assets for use in the Exhibit without the need for approval or permission of any third party, unless such approval or permission has previously been obtained in writing;

(ii)	BV shall be responsible for all costs and expenses incurred by BV in connection with the Exhibit prior to the Effective Date; and

(iii)
BV has the full right to enter into this Agreement, including without limitation the right to license or sublicense the Trademarks and Property, and to engage Promoter's services as described herein, subject to the terms and conditions contained herein.

(iv)	Promoter acknowledges and agrees that BV makes no warranties and shall have no obligation to indemnify the Promoter with respect to materials, designs, artwork, and content not provided by BV.

12.	Indemnification.

(a)
Promoter shall indemnify BV and its parents, subsidiaries, affiliates and their respective officers, directors, employees, agents and each of its or their successors and assigns (collectively, with BV, for purposes of this Paragraph 12, "BV’s Indemnitees") against, and hold BV’s Indemnitees harmless from, any and all claims, actions, damages, expenses (including court costs and reasonable attorneys' fees), obligations, losses, liabilities and liens, imposed on, incurred by, or asserted against BV’s Indemnitees occurring as a result of, or in connection with: (i) any Event of Default under this Agreement by Promoter or any of its officers, directors, employees and agents (collectively, "Promoter's Representatives"); (ii) the actual Exhibit held or scheduled to be held at the Approved Venues (including any injuries or deaths occurring at or in connection with any Exhibit and/or Tour Event); (iii) Promoter's or Promoter's Representatives transportation, shipping, possession, installation, exhibition, maintenance, storage and/or use of any of the assets and/or materials provided by BV and/or any loss, damage or replacement costs in connection thereto; and (iv) the negligence or willful misconduct of Promoter or Promoter's Representatives.

(b)
BV shall indemnify Promoter and its parents, subsidiaries, affiliates and their respective officers, directors, employees, agents and each of its or their successors and assigns (collectively, with Promoter, for purposes of this Paragraph 12, "Promoter's Indemnitees") against, and hold Promoter's Indemnitees harmless from, any and all claims, actions, damages, expenses (including court costs and reasonable outside attorneys' fees), obligations, losses, liabilities and liens, imposed on, incurred by, or asserted against Promoter’s Indemnitees occurring as a result of or in connection with (i) any Event of Default under this Agreement by BV or any of its officers, directors, employees and agents (collectively, "BV’s Representatives"), (ii) any claim related to an exhibit in which BV is a licensor or partner that does not involve Promoter (for example, the potential exhibit with Universal Theme Parks), (iii) any claim by a third party arising from the rights of BV to provide the assets listed in Schedule A, (iv) claims that the Promoter’s authorized use of the Trademarks or Products infringes the copyrights, patents or trademarks of any third party, or misappropriates any third party’s trade secret rights, and (v) the negligence or willful misconduct of BV or BV’s Representatives.

(c)	In no event shall either party have any liability for loss of profits or consequential damages.

(d)
The indemnified party must notify the other party promptly in writing of any claim hereunder, and provide, at such other party's expense, all reasonably necessary assistance, information and authority to allow the other party to control the defense and settlement of such claim.

13.	Insurance.

(a)
Cancellation Coverage. Each party hereto may acquire an insurance policy to cover its risk of loss that would arise in the event of cancellation of the Tour Events. The terms of the policies and any claims made thereunder in respect of the above requirements shall be subject to each party's approval, acting reasonably.  For the purposes of clarity, (i) each party shall be responsible for the respective cost of its own policy; and (ii) subject to the foregoing and the Indemnification provisions of this Agreement (Section 12), each party shall be entitled for its own account to the payment of any claim proceeds under its own policy.  The parties agree to cooperate with each other with respect to the other’s procurement of insurance and/or claims made under their respective policies, including without limitation, providing each other relevant documents and medical information and documents as reasonably requested by their respective insurance carriers.

(b)
 Liability and Worker’s Compensation Coverage. Promoter agrees to obtain and maintain during the Term appropriate commercial general liability insurance with limits of no less than US $2,000,000 per occurrence and in the aggregate, worker's compensation insurance for its employees in accordance with legal requirements, and automobile insurance as may be warranted.  BV shall be named as an additional insured on such policy.

(c)
Property Coverage for the Assets.  Promoter shall obtain and maintain during the Term property insurance covering the assets listed on Schedule A. The parties shall agree to work in good faith to determine commercially reasonable valuations of the inventory to be used for insurance purposes. BV shall be named as an additional insured on such policy.

14.	Termination.

(a)
This Agreement may be terminated by either party in the event of any material default in or material breach of the terms and conditions of this Agreement by the other party, or of any breach of a party's warranties and representations hereunder, after the other party has received written notice of default and forty-five (45) days to cure such default (each such occurrence, after the expiration of such cure period, shall be an "Event of Default"); or the filing of any voluntary or involuntary petition against the other party under the bankruptcy or insolvency laws of any applicable jurisdiction, or upon any appointment of a receiver for all or any portion of the other party's business, or any assignment of all or substantially all of the assets of such other party for the benefit of creditors.

(b)	Upon the effective date of any termination or expiration of this Agreement:

(i)
Promoter shall immediately cease the use of the Property and the Trademarks and all rights, licenses and privileges granted to Promoter hereunder by BV shall automatically revert to BV, and Promoter shall execute any and all documents evidencing such automatic reversion; and

(ii)
Return to BV all materials and other assets loaned to Promoter at Promoter’s sole cost and expense and in materially the same condition as when originally loaned to Promoter, normal wear and tear excepted; and

(iii)	All provisions regarding ownership of intellectual property rights, representations and warranties, indemnification, jurisdiction and venue shall remain in full force and effect.

(iv)
In the event this Agreement is terminated by either party (excepting due to an Event of Default by BV), Promoter shall pay one hundred percent (100%) of any remaining Advance payable to BV, payable in full upon the date of termination.

(c)
Notwithstanding anything else contained in this Agreement, if a Force Majeure Event prevents the presentation of one or more Tour Events in the manner required by or reasonably expected under the terms of this Agreement, then absent a mutual agreement to the contrary, (i) such Tour Event shall be canceled, (ii) neither party hereto shall be in default of its obligations by reason of such cancellation, (iii) both parties hereto shall use all commercially reasonable efforts to reschedule such Tour Event at a mutually agreeable time and place and (iv) each party shall be responsible for its own expenses.  Similarly, no party shall be in default of any obligation under this Agreement if its performance of such obligation is rendered impossible by reason of a Force Majeure Event.

(d)
If a Force Majeure Event should result in a cancellation of the entire remaining schedule of Tour Events in the tour and the Tour Events cannot be re-scheduled within six (6) months after the originally scheduled dates, and the parties are unable to mutually approve the rescheduling of any portion of such Tour for dates later than six (6) months after the originally scheduled dates in a mutually acceptable manner, acting reasonably, then either party hereto may, after exercising all commercially reasonable efforts to reschedule such Tour Event(s), terminate this Agreement by providing notice thereof to the other party hereto.

(e)
As used herein, the term “Force Majeure Event” shall mean the occurrence of an event outside the reasonable control of the party claiming the protection of the Force Majeure Event such as an act or regulation of public authority, fire, riot or civil commotion, lockout or strike or other labor dispute, terrorist acts, acts or declarations of war, disease, epidemic, substantial interruption in, or substantial delay or failure of, technical facilities, failure or substantial delay of necessary transportation services, war conditions, emergencies, or acts of God. Notwithstanding the foregoing, poor weather conditions shall not constitute a “Force Majeure Event” unless such conditions prevent the attendance by or adversely affect the safety of ticketholders and persons reasonably necessary to carry out a Tour Event.

15.
No Assignment. The rights and obligations of Promoter and BV hereunder may not be assigned, transferred, delegated, or sublicensed without the prior written consent of the other Party, and any purported assignment, transfer, delegation or sublicense without the other Party’s prior written consent will be deemed null and void ab initio.

16.
No Partnership. Nothing in this agreement shall create or be deemed to create any relationship of agency, partnership or joint venture between the parties hereto, and the parties shall at all times be deemed to be independent contractors with each other.

17.	Captions. The captions hereof are for the convenience of reference only and shall not have any binding effect in construing this Agreement.

18.
Notices. All notices which BV and Promoter may desire or be required to give to each other hereunder shall be delivered to the other party personally or by mail, email or fax at or to such other party's address or fax number as follows:

To BV:	Broadway Video Entertainment, Inc.
30 Rockefeller Plaza, 54th Floor
New York, NY 10112
Attn: Britta Von Schoeler
Email: Bvonschoeler@broadwayvideo.com

To Promoter:	Premier Exhibition Management LLC
3340 Peachtree Road NE, Suite 900
Atlanta GA  30326
Attn:  Michael Little
Email: mlittle@prxi.com

Either party hereto may change its address hereunder by giving the other party written notice thereof in the manner hereinabove provided.

19.
Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

20.
Successor and Assigns. Subject to the terms and limitations contained in Paragraph 15 above, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon Promoter, BV and their respective successors and assigns.

21.
Governing Law and Disputes.   Any and all controversies, claims or disputes arising out of or related to this Agreement or interpretation, performance, or breach thereof, including but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this Agreement to arbitrate (“Dispute”) shall be resolved according to the following procedures, which shall constitute the sole dispute resolution mechanism hereunder: In the event that Promoter and BV are unable to resolve any Dispute informally, then such dispute shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS streamlined (for claims under $250,000.00 USD) or the JAMS Comprehensive (for claims over $250,000.00 USD) Arbitration Rules and Procedures, except as modified herein, at the New York office of JAMS, or its successor (“JAMS”) in effect at the time the request the arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in New York County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow New York law and the Federal Rules of Evidence in adjudicating the Dispute. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, corrector vacate the award. Unless Promoter and BV agree otherwise, the neutral arbitrator shall be a former or retied judge or justice of any New York state or federal court with experience in matters involving the entertainment industry.  If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in New York County. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered.

22.
Entire Agreement. This Agreement contains all of the covenants and agreements between Promoter and BV with respect to the subject matter hereof, and supersedes any and all prior negotiations, representations and agreements, whether written or oral, between Promoter and BV with respect to the same. No other agreement, statement or promise not contained in this Agreement, and no changes, waivers, or modifications to this Agreement, shall be effective unless it is in writing and signed by Promoter and BV.

23.
Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which may be signed and transmitted by facsimile or electronic transmission with the same validity as if it were an ink-signed document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PREMIER EXHIBITION MANAGEMENT, LLC

/s/ Michael Little
Michael Little, Interim Chief Executive Officer
Date: October 13, 2014

BROADWAY VIDEO ENTERTAINMENT, INC. d/b/a BROADWAY VIDEO ENTERPRISES

/s/ Britta von Schoeler
Name: Britta von Schoeler
Date: October 13, 2014

SCHEDULE A

LIST OF PRE-EXISTING SET MATERIALS AND PHYSICAL ASSETS TO BE DETERMINED BETWEEN THE PARTIES IN GOOD FAITH FOLLOWING THE EFFECTIVE DATE AS AN AMENDMENT TO THIS AGREEMENT.

SCHEDULE B

Supplier Agreement

Agreement dated as of _______________between Premiere Exhibition Management, LLC (“Contractor”) and _____________________________(“Supplier”) whose address is
_______________________________
_________________________________________________________________________________
_________________________________________________________________________________

Property: Saturday Night Live (SNL) graphic logo and (describe any additional character or other material):

Product(s): __________________________________

Territory: ___________________________

Expiration of Supplier Agreement (unless sooner terminated or extended): __________________

WHEREAS, Supplier acknowledges that it has been made fully aware of Contractor’s obligations under the License Agreement between Contractor and Broadway Video Entertainment, Inc. d/b/a Broadway Video Enterprises (“BV”) with regard to granting a license to Contractor to use certain information and visuals and all trademarks, copyrights and other proprietary rights in or related to the Property (“Contractor License”); and

WHEREAS, Contractor desires to engage Supplier to manufacture and/or or supply, solely in connection with the Contractor License certain products bearing the Property (“Licensed Products”);

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein it is hereby agreed as follows:

1. Contractor hereby engages Supplier to manufacture and/or supply such quantities of the Products as Contractor may specify from time to time.

2. Supplier agrees that:

a)	it will not manufacture/supply the Products for or supply the Products to anyone but Contractor;

b)	it will not deliver the Products in any territory other than the Territory listed above;

c)
it will not manufacture/supply any merchandise utilizing the Property other than the Products, nor will it produce/supply any items in excess of the quantity stipulated by Contractor in its standard form Purchase Order;

d)
the Products manufactured/supplier by it shall invariably and without exception bear a copyright notice as stipulated by Contractor, accompanied by such other information or notice as may be prescribed by the laws applicable to the Territory, or as Contractor may instruct in writing; and

e)
upon termination, it will immediately cease manufacturing/supplying the Product and at Contractor’s election either immediately turn over to Contractor all copies, artwork, molds or any other devices in its possession used to reproduce the Property or manufacture or supply the Products or cause their destruction so that they can no longer be used to reproduce said Property or to manufacture or supply the Products.

3.  Supplier shall not sublicense or subcontract any rights or obligations under this Agreement or any agreement between Contractor and Supplier for the production of Licensed Products to any other person or entity without the express written consent of BV.

4.  Supplier hereby acknowledges the property rights of BV in and to such Property.  Supplier also acknowledges that it acquires no proprietary rights whatsoever in the Property, the Products, or any trademarks or copyrights associated therewith and that all materials it produces or creates, including all copies, artwork, any molds, engraving or other devices used to reproduce the Products shall be the exclusive property of BV.

5. Supplier further acknowledges that BV is the intended third-party beneficiary of this Agreement and BV shall be entitled to initiate enforcement proceedings as may be appropriate against Supplier in the event of any breach hereof, including but not limited to seeking injunctive relief.  Upon the failure of Supplier to comply with any provision of this Agreement, Contractor may elect to terminate this Agreement immediately in which case Supplier will comply with 2(e), above, and all other provisions of this Agreement.  Supplier agrees that its failure to comply with its obligations hereunder would cause irreparable injury to BV and Contractor not wholly compensable with monetary damages.  In addition, Supplier shall be responsible to Contractor and BV for damages, including costs and attorney’s fees, caused by an unauthorized use of such molds, engravings or other devices used to reproduce the Property.

6. Supplier acknowledges and agrees that Contractor and BV, jointly or separately, shall have the right during regular business hours of any business day of the Term of the Contractor License, and for twelve months thereafter, to: (a) conduct an audit of Supplier’s accounts and other records relating to this Agreement and any agreements between Contractor and Supplier for the production/supply of Licensed Products and (b) inspect the premises of Supplier to ascertain its full compliance with this Agreement.

7. Supplier acknowledges and agrees that nothing contained herein will limit or prohibit BV or Contractor from manufacturing or having manufactured on their behalf or acquiring, any product which is the same or substantially similar to the Licensed Products.

8. Supplier warrants and will indemnify BV and Contractor therefore, that the Products comply with all applicable quality and safety requirements and that its business practices and activities as they relate to the performance of the Agreement and the obligations hereunder, including but not limited to the manufacture of Licensed Products, shall be in compliance with all applicable legal requirements, standards, laws regulations and ordinances, including but not limited to all applicable local child and forced labor laws and regulations. Upon any finding or determination that Supplier’s business practices or activities have violated any local labor laws or regulations, Supplier shall take all necessary steps to correct such violation, including without limitation, paying all applicable back wages found due to workers Supplier will maintain appropriate Products Liability insurance.

9. Supplier acknowledges that BV has a right of prior approval over this and any other agreement between it and Licensee relating to Licensed Products.

10. This Agreement together with the applicable Purchase Order(s) constitutes the entire agreement and understanding between the parties and supersedes all other prior discussions, undertakings and agreements between the parties hereto.

SUPPLIER

By: _____________________

Title: ___________________

CONTRACTOR: Premiere Exhibition Management, LLC

By:  _____________________

Title: ____________________

Standard Terms and Conditions

1.           LICENSE GRANTED:

Broadway Video Entertainment, Inc. d/b/a Broadway Video Enterprises (“BV”) hereby grants to Licensee a non-exclusive (unless otherwise stated in the Basic Provisions of this Agreement), non-transferable and non-assignable license, without the right to grant sub-licenses, to use the Property and the Trademarks solely for the manufacture, promotion, advertising and ultimate sale and distribution (collectively “Sale”) of the Licensed Articles (or “Products”) solely within the Territory.  All rights in and to the Property and the Trademarks not expressly granted to the Licensee hereunder shall remain with BV.

2.           ROYALTY PROVISION:

(a) Royalties shall be paid by Licensee to BV on all Products shipped by Licensee, even if not invoiced or billed (such as introductory offers, samples and the like in excess of commercially reasonable quantities to prospective customers and sales to affiliates, associates of subsidiaries of Licensee), and shall be based upon Licensee’s Gross Wholesale Price (as defined in the Paragraph 7(b) of the Basic Provisions to this Agreement) for such Products sold during the period.

(b) Licensee shall pay to BV on execution of this Agreement, the applicable amounts (“Advance”) specified in the Basic Provisions of the Agreement unless an alternate payment date is stated in the Basic Provisions.

3. STATEMENTS AND PAYMENTS:

(a)                 Licensee shall provide BV within thirty (30) days after the end of each calendar quarter (the “Royalty Period”) a complete and accurate statement of its Sales of Products for the Royalty Period.  Said statement shall be signed by the Licensee, which statement shall itemize the number manufactured, shipped and sold  by item (SKU and description of the item, which shall include the name(s) of character(s) depicted and the name(s) of actor(s) portraying the character(s)) of each Product (including each separate type, style and kind of Product) manufactured during the Royalty Period, and shall include information as to the Gross Wholesale Price and to discounts given and returns actually credited and other deductions, if any, used to calculate the Royalty as well as any other information BV may from time to time reasonably request. Without limiting the generality of the foregoing, the statements shall list the quantity of each item sold and the Royalty that BV earned for each item.  Statements shall be furnished to BV whether or not any Products have been sold and whether or not Royalties have been earned during the Royalty Period.  If the Territory includes more than a single country, the Statement shall be broken down by countries, and all Sales shall be stated in the currency of the country where they were made.  If payments hereunder are to be made in United States currency (as specified in the Basic Provisions), each statement shall also include the United States currency equivalent of each local currency figure in such statement as the exchange rate applied.  Statements shall be in a form reasonably acceptable to BV.  The amount due BV for the Royalty Period shall be paid simultaneously with the submission of such statement.  All payments shall be in such currency as is specified in the Agreement.  If no other currency is specified in the Agreement, all payments shall be in United States currency drawn on a major United States bank.

(b)                 Licensee shall send its quarterly statements to Broadway Video Entertainment, Inc. d/b/a Broadway Video Enterprises, 1619 Broadway, 10th Floor, New York, NY 10019, Attention: Finance. All payments shall be by wire transfer to the following account:

Broadway Video Entertainment, Inc. d/b/a Broadway Video Enterprises
c/o Citibank N.A.
666 Fifth Avenue 6th Floor
New York, NY 10103

Account Number: 92704354
ABA Number: 021000089
Swift Code: CITIUS33

(c) The receipt or acceptance by BV of any statement or payment (or its cashing of any Royalty checks) shall not preclude BV from questioning the correctness thereof within two (2) years of receipt of such payment or statement, and any inconsistencies or mistakes shall immediately be rectified.

(d) Time is of the essence with respect to all payments to be made hereunder by Licensee and interest at a rate of twenty percent (20%) per year, or, if less, the maximum lawful interest rate, shall accrue from the date payment is due until the date payment is received.  The preceding provision shall also apply to any amounts found to be unpaid following an examination of Licensee’s books and records.

4. AUDIT:

(a) Licensee shall keep accurate books of account and records at its principal place of business covering all transactions relating to the Agreement for two (2) years after the expiration of the Term.  BV shall have the right, to engage an independent accounting firm to examine Licensee’s sales information and all other books and records necessary to establish the accuracy and timeliness of the royalty statements required hereunder.  Such examination shall be at the premises of Licensee on no less than ten (10) working days written notice and during normal business hours. The accounting firm shall be required to take reasonable steps to maintain the confidentiality of Licensee information. The accounting firm shall, at Licensee’s request, sign a non-disclosure agreement in a form mutually acceptable to the parties to assure compliance with the foregoing sentence of this paragraph.  The examination may be conducted not more than once a year.  If it is determined that Licensee has made any Royalty underpayment which is equal to or greater than five percent (5%) for any Royalty Period, the Licensee shall reimburse BV for the costs and expenses of such audit.

(b)                 Upon request by BV, but not more than once each year, Licensee shall, at its own cost,

furnish to BV within thirty (30) days after such request a detailed statement, prepared by Licensee’s Chief Financial Officer, setting forth the number of Products manufactured from the latter of the commencement of this Agreement or the date of any previous such statement up to and including the date of BV’s request therefore and also setting forth the pricing information for all Products (including the number and description of the Products) shipped, distributed and sold by Licensee during the aforementioned time period.

(c)                 All books of account and records of Licensee covering all transactions relating this Agreement shall be retained by the Licensee until at least two (2) years after the expiration or termination of the Term for possible inspection by BV.

5. QUALITY, NOTICES, APPROVALS, AND SAMPLES:

(a) The quality of the Products and all promotional and advertising material that includes the Property and the Trademarks (the “Promotional Material”) shall be in full conformance with all applicable federal, state and local laws, industry codes, standards and regulations.  Licensee agrees that the Products shall be of the highest style, appearance and quality and that the Products shall not reflect adversely on BV, any of BV’s products or services, or the Property or Trademarks.

(b) Licensee may not manufacture use, sell, advertise, promote, ship or distribute any Product or Promotional Material until it has been approved in writing by BV.  Such approval may be granted or withheld as BV, in its sole discretion, may determine.  BV agrees to act in a timely manner to review each submission.  In the event of disapproval, all reasons therefore shall be given in writing together with suggestions for obtaining approval.

(c) Before commencing or authorizing third parties to commence the design or development of Products or of Promotional Material that have not been previously approved in writing by BV, Licensee shall submit at its own cost to BV for approval the following material, as applicable, in the applicable sequence: (i) a description of the concept, including full information on the nature and function of the proposed item and a general description of how the Property, Trademarks and other material will be used thereon, including, if applicable, and without limitation, the proposed rendition and usage of any character(s); (ii) complete layouts and descriptions of the proposed Products and Promotional Material showing exactly how and where the Property, Trademarks and all other artwork and wording will be used; (iii) pre-production models or prototype samples of the proposed Products and Promotional Material; (iv) final samples of the Products and Promotional Material prior to sending them into mass distribution; and (v) proposed packaging, hangtags, or other materials to be distributed with the Products. Licensee shall not proceed beyond any stage where approval is required without first securing such approval.  Licensee’s failure to adhere to the approval requirements in this Agreement shall constitute a material breach of this Agreement and BV shall have the option to fully terminate this Agreement immediately.  No such approval by BV shall act to waive, diminish or negate Licensee’s indemnification to BV as set forth below.

(d) All Products, as well as all packaging and all Promotional Material shall contain permanently affixed, non-removable appropriate legends, markings, and notices as required from time to time by BV to give appropriate notice to the public of BV’s right therein.  Unless otherwise expressly approved in writing by BV or until such time as BV advises Licensee otherwise, each usage of the Trademarks shall be followed by either the ™ or the Trademark notice symbol or the word “Trademark,” as appropriate, and initially the notices and legends as set forth in Paragraph 10 of the Basic Provisions to this Agreement shall appear at least once on each Product and on the packaging and each of the Promotional Material.

(e) Where patent protection is either pending or has been granted for any portion of the Property, the Licensee shall further require and ensure the inclusion of the appropriate patent notice on all Products, packaging and on all pieces of Promotional Material.

(f) (i) Licensee shall ensure that there is no use of markings, legends or notices on or in association with the Products, packaging or Promotional Material other than the above specified legend and such other markings, legends and notices as may from time to time be specified by BV without first obtaining BV’s prior written approval. Licensee hereby represents and undertakes that it will not at any time without BV’s prior written consent assign (except as specifically provided for in Paragraph 15, below), sublicense, subcontract, or otherwise deal with all or any part of the rights hereby granted or amend, revise, develop, or vary all or any part of the Property.

(ii) If Licensee shall with or without the prior written consent of BV create or acquire derivative designs, whether amendments, revisions, developments or variations of all or any part of the Property  (hereinafter called the “Derived Further Designs”), then, without prejudice to BV’s rights against the Licensee in the event of the unauthorized creation of any Derived Further Design, BV or its designee shall automatically acquire (and Licensee shall execute such assignments or other documents as BV may request) all rights of every kind, nature and description (including without limitation the entire copyrights throughout the world and all extensions thereof) in and to such Derived Further Designs and the Licensee does hereby agree as follows:

(1) Prior to the creation or acquisition of any Derived Further Design in accordance with section 5(f)(i), Licensee shall obtain from the proposed draftsman, artist, designer or the creator of the Derived Further Designs, or the person to whom the law or in fact the rights in the Derived Further Design shall belong, a written absolute sale and assignment of all of that person’s rights whether present or future in the Derived Further Design in favor of BV; and

(2) Licensee hereby agrees that the Derived Further Design shall at all times both before and after approval by BV be BV’s sole and exclusive property.

(g)                 After all required approvals have been given by BV, Licensee shall promptly, but in any event, within ten (10) days after its commencement of the shipment and distribution of the Products or Promotional Material, submit, at its own cost, to BV the number of aforementioned Samples of the Products and Promotional Material set forth in Paragraph 11 of the Basic Provisions.

(h)                 BV may periodically during the Term require that Licensee submit to BV, at no cost to BV, additional sets of Production Samples of the Products, packaging and Promotional Material as reasonably requested by BV to enable BV to review continued compliance by Licensee with the requirements of this Agreement.

(i)                 Licensee shall not depart from approved prototype samples in any material respect without prior written approval of BV.  Licensee shall make submissions to BV and obtain approvals in the manner required above each time new or revised concept, layouts, descriptions, artwork, models or prototype samples are created or developed.

(j)                 To assure that the provisions of this Agreement are being observed, Licensee shall allow BV or its designees to enter Licensee’s premises and, to the extent within Licensee’s power, the premises where the Products are being manufactured or otherwise created during regular business hours and upon reasonable notice, for the purpose of inspecting the Products and Promotional Material and the facilities in which the Products, packaging, and Promotional Material are manufactured and in which the Products are being packaged.

(k) If the quality standards or trademark, patent and copyright usage and notice requirements hereinabove referred to are not met or maintained throughout the Term, then, upon receipt of written notice from BV, Licensee shall immediately discontinue all Sales or other activity or dealing with the non-conforming Products, packaging or Promotional Material and shall recall all items that do not meet the requirements from all Distribution Channels. In no event will Licensee sell, offer to sell or otherwise use any such non-conforming Products, packaging or Promotional Material prospectively.

(l)                 In addition to Licensee’s submission to BV of the Samples as set forth in Paragraph 5(g) of these Standard Terms and Conditions, BV shall have the right (but not the obligation) to purchase from Licensee additional units of the Products during the Term at Licensee’s per-unit manufacturing cost for such Products. No royalties shall be payable to BV on any Products sold to BV at cost.

6. ARTWORK:

(a) The form and content of all artwork for use in all media shall be submitted to BV for its prior written approval.  Licensee shall also submit to BV for approval, samples of the proposed use of such artwork, even if the artwork itself has already been approved.

(b) All artwork and designs involving the Property or Trademarks shall, notwithstanding their invention or use by Licensee, be and remain the property of BV who shall be entitled to use and license others to use such artwork and designs, subject to the provisions of the Agreement.

7. OWNERSHIP OF RIGHTS:

(a) Licensee acknowledges that BV owns or has the exclusive right to license the rights in the Property and the Trademarks herein licensed to Licensee.

(b) As between BV on the one hand, and Licensee on the other, all right, title and interest in the Property and the Trademarks are reserved by BV for its use and nothing contained herein shall be construed as an assignment or grant to Licensee of any right, title or interest to the Property or Trademarks beyond a grant of the limited, non-exclusive license on the terms herein specified.

(c) This license is non-exclusive. Without diminishing the generality of the foregoing, nothing in the Agreement shall be construed to prevent BV from granting other licenses for the use of the Property (or authorizing any third party to use the Property), in any manner whatsoever within the Territory.  Unless otherwise stated in the Basic Provisions, Licensee recognizes that BV may already have entered into, and may in the future enter into, license agreements with respect to the Property or the Trademarks for products which fall into the same general product category as one or more of the Products and which may be the same or similar to one or more of the Products in terms of use, function or otherwise, and Licensee hereby expressly concedes that the existence of said licenses shall not constitute a breach of this Agreement by BV.  No license other than a non-exclusive license for the manufacture and Sale of the Products in the Distribution Channels in the Territory is being granted hereunder, and BV reserves for use as it may determine all other rights of any kind.

(d) Licensee shall not use, nor permit the use of BV’s name, the Property or the Trademarks other than as permitted hereunder, and in particular, shall not incorporate BV’s name, the Property or the Trademarks in Licensee’s corporate or business name in any manner whatsoever.  Licensee will in no way represent that it has any right, title, or interest in the Property or the Trademarks other than those expressly licensed to Licensee hereunder.  Licensee will not use or authorize the use, either during or after the Term, of any configuration, Trademark, trade name or other designation confusingly similar to BV’s name, the Property or the Trademarks except with BV’s written pre-approval.

8. GOODWILL, PROMOTIONAL VALUE, PRESS RELEASES:

(a) Licensee recognizes the value of the good will associated with the Property and the Trademarks and acknowledges that the Property, Trademarks, and all rights therein and the goodwill pertaining thereto belong exclusively to BV.  Licensee acknowledges that the Property and the Trademarks have acquired secondary meaning in the mind of the public, and Licensee will not attack the title or any rights of BV in the Property or the Trademarks or the validity of the license being granted herein either during or after the Term.

(b) Licensee’s use of the Property shall inure to the benefit of BV, and Licensee shall not, at any time, acquire any rights in the Property or the Trademarks by virtue of such use.

(c) Licensee acknowledges that: (i) BV is entering into this Agreement not only in consideration of the Royalties to be paid hereunder but also for the promotional value to be secured by BV for the Property and the Trademarks as a result of the Sale of the Products by Licensee; and (ii) its failure to manufacture , sell, advertise or promote Products in accordance with the provisions of the Agreement or to fulfill any of the Licensee’s other obligations hereunder will result in immediate and irreparable injury to BV, and BV will have no adequate remedy at law.  Therefore, BV, in addition to all other remedies it may have, shall be entitled to injunctive relief against any such breach.

(d) Licensee agrees that all press releases, advertisements or promotions relating to this Agreement will be subject to approval by BV.

(e) Licensee acknowledges that first class manufacturing of the Products licensed hereunder is necessary to protect the good will associated with the Property and Trademarks.

9. TRADEMARK, PATENT AND COPYRIGHT PROTECTION:

(a) The license granted hereunder is conditioned upon compliance by Licensee and its Suppliers with the applicable provisions of the trademark, patent and copyright laws of the United States and each foreign country in the Territory.  Licensee shall keep records of and advise BV when each product is first sold in each country in the Territory.

(b) Licensee shall cooperate with BV at BV’s expense, in protecting and defending the Property and the Trademarks including the execution of any documents as requested by BV.  If any claim or problem arises with respect to the protection of the Property or the Trademarks in the Territory, Licensee shall promptly advise BV in writing of the nature and extent of the same.  BV shall have the right but not the obligation to take any action whatsoever, with counsel of its own choice, if any claim or problem arises with respect to the protection of the Property or the Trademarks.

(c) Licensee shall not at any time apply for any copyright, trademark, or patent protection nor file any document with any governmental authority nor take any other action which could affect BV’s rights in the Property of the Trademarks.

10. INFRINGEMENTS:

Licensee shall assist BV, at BV’s expense, in the enforcement of any rights of BV in the Property or the Trademarks.  BV may commence or prosecute any claims or suits in its own name and all proceeds or settlements of any claims shall be one hundred percent (100%) payable to BV.  Licensee shall notify BV in writing of any infringements or imitations by third parties of the Property, the Trademarks, the Products, or the Promotional Material, which may come to Licensee’s attention.  BV shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation.  Licensee shall not contact the third party, nor make any demands or claims, nor institute any suit nor take any other action on account of such infringements or imitations without first obtaining the prior written permission of BV.  All costs and expenses, including attorney’s fees, incurred in connection with any suit instituted by Licensee without the consent of BV shall be borne solely by Licensee.

11. INDEMNIFICATION:

(a) BV shall defend, indemnify, and hold Licensee and its affiliated and related companies, and agents, harmless against any claims, liabilities, judgments, losses, costs and expenses, including without limitation reasonable attorneys’ fees, arising out of BV’s breach or claimed breach of any of the provisions hereof based on the use of the Property or the Trademarks by Licensee as authorized in this Agreement, provided that Licensee shall notify BV of any such claim, demand, cause of action, or judgment as soon as reasonably practicable but, in any event, in sufficient time for BV to comply with any time deadlines of which Licensee has reasonable notice and, in no event, later than sixty (60) days after Licensee acquires knowledge thereof, and further provided that BV shall have the right to undertake and conduct the defense of any cause of action so brought and handle any such claim or demand.  In no event shall BV have any liability for loss of profits or consequential damages.

(b) Licensee shall defend, indemnify and hold BV and its parent, subsidiary, related companies, and agents harmless against any and all claims based upon negligence and strict inability, liabilities, judgments, losses, costs and expenses, including, without limitation, reasonable attorney’s fees, arising out of the breach or claimed breach by Licensee of any of the provisions hereof or out of Licensee’s (or Licensee’s commissioned) design, manufacture, distribution, shipment, advertising, promotion or sale of the Products, packaging or the Promotional Material provided that BV shall notify Licensee of any such claim, demand, cause of action, or judgment as soon as reasonably practicable but, in any event, in sufficient time for Licensee to comply with any time deadlines of which BV has reasonable notice and, in no event, later than sixty (60) days after BV acquires knowledge thereof.  BV shall have the right to defend any such action or proceeding with attorneys of its own selection, at its own cost and so long as it does not prejudice any insurance coverage which may have been secured by or available to Licensee, provided that BV shall provide Licensee with meaningful consultation rights in connection with such defense.

12.            INSURANCE:

Licensee will obtain and maintain at all times at is own cost from a qualified insurance company licensed to do business in the applicable state, a policy for standard product liability insurance for the Products in the amount of coverage specified below.  Such insurance shall be in form and substance acceptable to BV and shall cover any claims, demands, and causes of action or damages, including reasonable attorneys' fees, arising from or out of any alleged defects in the Products.  Such insurance policy shall name BV and any and all of its subsidiaries, affiliates, and any and all of the officers and directors and employees of the foregoing as additional insureds and shall provide that the insurance policy may not be cancelled, modified, changed, altered, or terminated without at least thirty (30) days prior written notice to BV from the insurer by Registered or Certified Mail, return receipt requested.  Licensee shall furnish BV, upon the earlier of within thirty (30) days after the date of this Agreement, or execution hereof, with a certificate of such insurance showing compliance with the foregoing requirements. In no event, shall Licensee manufacture, offer for sale, sell, advertise, promote, ship, or distribute the Products prior to receipt by BV of such evidence of insurance. Licensee agrees that, for the initial term of this Agreement, the insurance policy or policies shall contain a combined single limit of no less than $1,000,000.00 for bodily injuries and property damage arising out of each occurrence. The insurance coverage provided by Licensee should be provided on a primary and non-contributory basis with respect to any insurance maintained by BV or BV’s subsidiaries or affiliates.  Licensee further agrees that, for the renewal term of this Agreement, if any, BV shall have the right to require Licensee to cause such insurance policy or policies to be increased by a reasonable amount.  Licensee shall give written notice to BV of all occurrences that might reasonably be expected to result in any claim against it or any one or more of BV’s subsidiaries or affiliates or any and all of the officers and directors and employees of the foregoing or which could impose any liability upon any one or more of BV or BV’s subsidiaries or affiliates or any and all of the officers and directors and employees of the foregoing.

13. EXPLOITATION BY LICENSEE:

(a) Licensee agrees to ensure that the Products are manufactured in sufficient quantities to meet the reasonably anticipated customer demand therefore, and to maintain adequate inventories thereof.  Licensee further undertakes to make and maintain adequate arrangements for the distribution of the Products throughout the Territory in all approved Distribution Channels. Products will be sold, shipped and distributed outright and not on an approval, consignment or return basis. Licensee will not discriminate against the Products by granting commissions/discounts to salespeople, dealers or distributors which are generally more favorable than those with respect to Licensee’s other products. If Licensee sells or distributes the Products to any person or entity directly or indirectly affiliated by common ownership or control with Licensee at a price less than the price generally charged to the trade by Licensee, Licensee shall pay Royalties with respect to such sales or distribution based upon the price generally charged the trade by Licensee.

14. PREMIUMS, PROMOTIONS AND SECONDS:

(a) BV reserves the sole and exclusive right to utilize or license third parties to utilize any Product in connection with any premium or promotional arrangement, including, without limitation, giveaways, in-theater sales, or fan club usages  (collectively referred to as “Promotional Products”), which retained right may be exercised by BV concurrently with the rights licensed to Licensee hereunder.  Licensee shall negotiate in good faith with BV or any third party licensee the purchase price of any of Licensee’s Products such third party licensee intends to use as a Promotional Product.

(b) Licensee shall not sell, ship, advertise, promote, distribute, or use for any purpose whatsoever (or permit anyone else to do so) any Products or Promotional Material which are damaged, defective, seconds or otherwise fail to meet the specifications or quality standards or trademark, patent and copyright usage and notice requirements of this Agreement.

15. ASSIGNABILITY AND SUBLICENSING:

(a)           The license granted hereunder is and shall be personal to Licensee and shall not be assigned by any act of Licensee or by operation of law. Any attempt by Licensee to sublicense or assign to third parties its rights under this Agreement shall be null and void and shall constitute a material breach of this Agreement.  Anything herein to the contrary notwithstanding, BV will give good faith consideration to Licensee’s  assignment of  this Agreement to any persons controlled, controlling or under common control with Licensee, so long as Licensee guarantees the performance of any such assignees.

(b)           BV shall have the right to assign its rights and obligations under this Agreement without Licensee’s approval.

(c)           Licensee shall not sublicense but may have the Products, manufactured or created by or otherwise supplied by a third party on condition that Licensee: (i) obtains BV’s prior approval of the identity of such third party supplier; (ii) provides BV with a list of the names and addresses of any third party suppliers; and (iii) enters into a written agreement with such supplier (a copy of which shall be made available to BV) in substantially the form annexed to this Agreement as Exhibit B.

16. TERMINATION:

In addition to any other rights BV may have hereunder, at law or in equity:

(a) BV shall have the right to terminate this entire Agreement by giving written notice to Licensee, if Licensee: (i)  manufactures  or otherwise sources, sells, advertises, promotes, ships, distributes, or uses in any way any Product or Promotional Material without having the prior written approval of BV as provided for hereunder or after receipt of notice from BV disapproving or withdrawing approval of same; (ii)  any of its controlling shareholders, officers, directors or employees take any action in connection with the manufacture, sale, advertising, promotion, shipment or distribution of the Products or the Promotional Material which damages or reflects adversely upon BV, the Property or the Trademarks; (iii) breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Property or the Trademarks; (iv) breaches any of the provisions of this Agreement prohibiting Licensee from assigning, transferring, sublicensing or otherwise encumbering this Agreement or any of its rights or obligations hereunder;  (v) fails to obtain or maintain product liability insurance as required by the provisions of this Agreement; (vi) files a petition in bankruptcy, or a petition is filed against Licensee which is not dismissed within ninety (90) days, or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefits of creditors, or an arrangement pursuant to any bankruptcy law, or (vi) if Licensee discontinues its business, or if a receiver is appointed for the Licensee or for Licensee’s business and such receiver is not discharged within ninety (90) days.

(b) BV shall have the right to terminate upon written notice thereof to Licensee the rights hereunder in a particular country or countries to any Product(s) in which Licensee, for any reason, fails to continue to sell, ship and distribute such Products in commercially acceptable quantities in such country or countries for two consecutive Royalty Periods.

(c) BV shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee in the following events, provided that during the thirty (30) day period, Licensee fails to cure the breach: (i) if Licensee shall breach or violate any of its obligations under this Agreement other than those covered in (a) above; (ii) fails to make timely payment of Royalties or any other payments to BV within fifteen (15) days of when due; or (iii) if Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Products and/or Promotional Material because of safety, health, or other hazards or risks to the public.

(d) Notwithstanding anything provided under this heading above, BV shall have the right to immediately terminate the entire Agreement upon giving written notice to Licensee, if Licensee exploits Products in a Territory or Distribution Channel other than as defined in the Basic Provisions or if Licensee utilizes the Property or Trademarks on any product or in any medium other than as specifically authorized by the Agreement.

17. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS:

(a) Upon the termination or expiration of the Term, Licensee shall have no right to order, commission, offer, sell, ship, advertise, promote and distribute, use or deal with in any way Products or Promotional Material.

(b) If the Term is terminated prior to its normal expiration date, notwithstanding anything to the contrary herein, all unpaid Royalties and any Advance or Guaranteed Minimum Royalty that would be payable if the Term had continued shall nevertheless be payable in full upon termination of the Term.

(c) All rights granted to Licensee shall forthwith revert to BV and BV shall be entitled to license others to use the Property and the Trademarks in any manner.  At BV’s election, Licensee shall either: (i) turn over to BV all molds and other materials which reproduce the Products or Promotional Material or (ii) cause the molds and such other materials to be destroyed, defaced, or obliterated and provide BV with satisfactory evidence of their destruction thereof.  Licensee shall be responsible to BV for any damages caused by the unauthorized use by Licensee or by others of such mold or reproduction materials that are not so turned over to BV, or defaced, obliterated or destroyed.

(d) Licensee agrees that its failure to cease the manufacture, offering for sale, sale, advertising, promotion, shipment, distribution or use of the Products or the Promotional Material at the termination or expiration of the Term will entitle BV to injunctive or other equitable relief in addition to all other remedies BV may have.

18. FINAL INVENTORY UPON TERMINATION OR EXPIRATION:

No later than thirty (30) days prior to the end of the Term, Licensee shall deliver to BV a statement indicating the number and description of the Products currently on hand and a good faith projection of Products anticipated to be on hand or outstanding at the end of the Term.  BV shall have the right but not the obligation to purchase any such remaining inventory at the end of the Term at Licensee’s cost. BV shall have the option of conducting a physical inventory at any time after the end of the Term in order to ascertain or verify the foregoing information statement.  If Licensee refuses to permit BV to conduct such physical inventory, then, without limiting any of BV’s other remedies, Licensee shall forfeit its rights pursuant to Paragraph 17(c), above, to dispose of such inventory.

19. NOTICES:

All notices or other communications to either party shall be provided in accordance with Paragraph 7(e)(iii) of the Basic Provisions of this Agreement.  Either party may change its address by notice in waiting to the other.

20. RELATIONSHIP OF THE PARTIES:

This Agreement does not create a partnership or joint venture between the parties and Licensee shall have no power to obligate or bind BV in any manner whatsoever.